Filed pursuant to Rule 424(b)(3)
Registration No. 333-280990

HASHDEX NASDAQ CRYPTO INDEX US ETF

SUPPLEMENT NO. 12 DATED NOVEMBER 12, 2025

TO THE PROSPECTUS DATED FEBRUARY 13, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hashdex Nasdaq Crypto Index US ETF (the “Trust”), dated February 13, 2025 (the “Prospectus”). Each of the Prospectus and this Supplement form a part of our Registration Statement on Form S-1 (Registration No. 333-280990) declared effective by the Securities and Exchange Commission (the “SEC”) on February 13, 2025 (as amended, the “Registration Statement”).

The purpose of this Supplement is to update and supplement certain information contained in the Registration Statement and Prospectus to (i) reflect the addition of Fidelity Digital Asset Services, LLC (“Fidelity”) as a Crypto Custodian and certain Crypto Trading Counterparties to the Trust, (ii) supplement certain information contained in the Prospectus to reflect that the Trust will allow in-kind creation and redemption transactions as an alternative to the Trust’s current cash creation and redemption transactions, (iii) modify the order cutoff time, and (iv) extend the temporary reduction of the Sponsor’s Management Fee to 0.25% per annum through December 31, 2026

Except as otherwise set forth below, the information set forth in the Registration Statement and Prospectus remains unchanged. For clarity, additions to existing disclosure from the Prospectus are indicated with bold, underlined text and deletions are indicated with ~~strikethrough~~. All pages, paragraphs and section references used herein refer to the Registration Statement and Prospectus before any additions or deletions resulting from the revised disclosures, and capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement and Prospectus.

The information set forth below serves as a supplement to the Prospectus. Except as described herein, the information provided in the Registration Statement and Prospectus continues to apply. To the extent this Supplement differs from or updates information in the Registration Statement or Prospectus, you should rely on the information contained in this Supplement. The Registration Statement and Prospectus contain important additional information. This Supplement should be read in conjunction with the Registration Statement and Prospectus.

HASHDEX NASDAQ CRYPTO INDEX US ETF

Hashdex Nasdaq Crypto Index US ETF (the “Trust”) is designed to provide investors with price exposure to certain crypto assets, namely, those included in the Nasdaq Crypto US Settlement Price™ Index (NCIUSS) (the “Index”). NCIUSS is a daily closing value of the Nasdaq Crypto US™ Index (NCIUS), which is designed to measure the performance of a material portion of the overall crypto asset market. The Trust issues shares representing units of fractional undivided beneficial interests (“Shares”) that ~~are expected to trade, subject to notice of issuance,~~ trade on The Nasdaq Stock Market, LLC (the “Exchange”) under the symbol “NCIQ”. Shares can be purchased and sold by investors through their broker-dealer. Under its current investment objective, the Trust is limited to holding crypto assets which satisfy the criteria set forth under “Index Constituents Criteria”. Purchasing Shares of the Trust is subject to the risks of crypto assets and crypto asset markets as well as the additional risks of investing in the Trust.

The Trust’s investment objective is for changes in the Shares’ net asset value (“NAV”) to reflect the daily changes of the Index, less expenses and liabilities of the Trust, by investing in eligible Index Constituents. Because the Trust’s investment objective is to track the price of the Index, changes in the price of the Shares may vary from changes in the individual Index Constituents’ prices.

As outlined in the “Index Methodology” section below, the Index adjusts its constituents and weightings on a quarterly basis to reflect changes in the crypto asset market. Consequently, new crypto assets may be added to or removed from the Index over time. When this occurs, the Sponsor will endeavor to maintain a full replication investment strategy and replicate the Index’s holdings. However, there may be circumstances preventing the Trust from fully replicating the Index’s holdings, which could affect its ability to meet its investment objective. ~~As of the date of this prospectus, certain crypto assets included in the Index (such as Cardano) are not yet eligible for inclusion based on the applicable listing rules of the Exchange.~~ As crypto assets become eligible, or if any Index Constituents later become ineligible, for inclusion based on the applicable listing rules of the Exchange, the Sponsor expects to adjust the inclusion and weighting of Index Constituents in the Trust’s portfolio accordingly. The Sponsor will disclose the current Index Constituents and their weighting on the Trust’s website on an ongoing basis.

An investment in the Trust is subject to the risks of an investment in crypto assets, which are subject to a high degree of price variability, as well as to the risks of crypto asset markets more generally. An investment in the Trust may be riskier than other exchange-traded products that do not directly hold crypto assets, or financial instruments related to crypto, and may not be suitable for all investors. In addition, the Index Constituents may experience pronounced and swift price changes. Accordingly, there is a potential for change in the price of Shares between the time an investor places an order to purchase or sell with its broker-dealer and the time of the actual purchase or sale resulting from the price volatility of Index Constituents. Investing in the Trust involves significant risks. See “Risk Factors” beginning on page 4. The Trust is not an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”), and shareholders of the Trust (“Shareholders”) will not be afforded the protections associated with ownership of shares in a registered investment company. See risk factor “The Trust is not a registered investment company, so you do not have the protections of the Investment Company Act of 1940”.

Shareholders have no voting rights with respect to the Trust except as expressly provided in the ~~Second~~ Fourth Amended and Restated Trust Agreement (the “Trust Agreement”). The sponsor of the Trust is Hashdex Asset Management Ltd. (the “Sponsor”), which receives a management fee. CSC Delaware Trust Company is the trustee of the Trust (“Trustee”). The principal office address of the Trust is 19 West 44th Street, Suite 200, New York, NY 10036 and the Trust’s telephone number is 800-927-9800. U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services) (the “Administrator” or the “Transfer Agent”) provides administrative services to the Trust. The Administrator also assists the Trust and the Sponsor with certain functions and duties relating to accounting and as the Trust’s transfer agent. Paralel Distributors LLC is the marketing agent of the Trust (the “Marketing Agent”). Coinbase Custody Trust Company LLC, ~~and~~ BitGo Trust Company, Inc. and Fidelity Digital Asset Services, LLC (the “Crypto Custodians”) are the custodians for the Trust’s crypto assets holdings; and U.S. Bank National Association is the custodian for the Trust’s cash and cash equivalents holdings (the “Cash Custodian” and together with the Crypto Custodians, the “Custodians”)

The Trust, Sponsor, Custodian, or any other person associated with the Trust ~~will be able to,~~ may, directly or indirectly, engage in ~~any~~ actions that result in the applicable portion of the Trust’s crypto assets becoming subject to Index Constituents Networks’ (“Index Constituents Networks”) proof-of-stake validation.

A block of 10,000 Shares is called a “Basket”. While investors will purchase and sell Shares through their broker-dealer, the Trust continuously offers creation baskets consisting of 10,000 Shares (“Baskets” or “Creation Baskets”) at their NAV to certain parties who have entered into an agreement with the Sponsor (“Authorized Participants”). Shares will be sold at the next-determined NAV per Share. Authorized Participants, in turn, may sell such Shares, which are listed on the Exchange, to the public at per-Share offering prices that are expected to reflect, among other factors, the trading price of the Shares on the Exchange, the NAV of the Trust at the time the Authorized Participant purchased the Creation Baskets and the NAV at the time of the offer of the Shares to the public, the supply of and demand for Shares at the time of sale, and the price of, and liquidity of the markets for Index Constituents in which the Trust invests. A list of the Trust’s Authorized Participants as of the date of this Prospectus Supplement can be found under “Plan of Distribution” on page 111 of the Prospectus. The prices of Shares offered by Authorized Participants are expected to fall between the Trust’s NAV and the trading price of the Shares on the Exchange at the time of sale. The Trust’s Shares may trade in the secondary market on the Exchange at prices that are lower or higher than their NAV per Share. ~~The Trust conducts creation and redemption transactions only for cash, and, with respect to creation transactions, the cash is used to purchase spot bitcoin and spot ether only.~~ The Trust is permitted to conduct creation and redemption transactions for cash and in-kind for Index Constituents. For cash creations, the cash is used to purchase spot Index Constituents and for cash redemptions, spot Index Constituents may be sold to pay cash redemptions. For in-kind creations and redemptions, Baskets are issued or redeemed in exchange for the transfer of Index Constituents.

PROSPECTUS SUMMARY

The Trust’s Investment Objective and Strategies

The Shares are designed to provide investors with a straightforward means of obtaining price exposure to the Index Constituents, as opposed to direct acquisition, holding, and trading of crypto assets on a peer-to-peer or other basis or via a crypto asset platform. The Shares are intended to reduce the complexities and operational burdens associated with direct investment in these crypto assets, while maintaining an intrinsic value that reflects the investment exposure to the assets held by the Trust, less the Trust’s expenses and liabilities. This structure offers investors an alternative method of accessing the crypto asset markets through the public securities market.

The Sponsor will employ a passive investment strategy intended to track the changes in the Index, regardless of its direction, meaning that the Sponsor will not attempt to outperform the Index. This strategy aims to allow investors to buy and sell Shares to hedge against losses in Index-related transactions or to gain price exposure to the Index. Consistent with its investment objective, the Trust will not use its investments to enhance leverage or seek performance that is the multiple or inverse multiple of the Index. For a more detailed description of the Index, see “Business of the Trust — The Trust’s Benchmark”.

The Trust will gain exposure to the prices of the Index Constituents by purchasing these crypto assets and will maintain cash balances as necessary to cover currently due Trust-payable expenses. Absent any Share redemption orders or currently due Trust-payable expenses, the Trust’s portfolio will consist solely of Index Constituents. The Trust will not invest in any crypto assets other than the Index Constituents, which satisfy the criteria set forth under “Index Constituent Criteria”. The Trust will not invest in tokenized assets, or stablecoins.

The Trust is permitted to ~~only~~ conduct cash and in-kind ~~for~~ creations and redemptions. ~~The timing of in-kind regulatory approval is unknown and there is no guarantee that the Exchange will receive in-kind regulatory approval. Shareholders will be notified through a prospectus supplement, a current report on Form 8-K, the Trust’s periodic Exchange Act reports and/or on the Trust’s website, if in-kind regulatory approval is granted, and the Sponsor chooses to allow in-kind creations and redemptions.~~

The Trust, Sponsor, Custodian, or any other person associated with the Trust ~~will be able to,~~ may, directly or indirectly, engage in ~~any~~ actions that result in the applicable portion of the Trust’s crypto assets becoming subject to Index Constituents Networks’ proof-of-stake validation. ~~The Trust’s ether will not be used to earn additional ether, generate income, or accrue any form of earnings, other than potential price value increase~~.

For a more detailed description of the Index Constituents, see “Overview of the Index Constituents’ Industry”.

THE OFFERING

Use of Proceeds	Proceeds received by the Trust from the issuance and sale of Baskets consist of cash deposits or corresponding deposits of the Index Constituents. ~~Such cash deposits are~~ Cash deposits are held by the Cash Custodian on behalf of the Trust until (i) transferred in connection with the purchase of the Index Constituents, (ii) delivered to Authorized Participants in connection with a redemption of Baskets or (iii) transferred to pay the fee due to the Sponsor and Trust expenses or liabilities not assumed by the Sponsor. Deposits of Index Constituents are held by the Crypto Custodians on behalf of the Trust until (i) delivered out in connection with an in-kind redemption of Baskets or (ii) caused to be transferred or sold in connection with rebalancings and/or reconstitutions of the Index or (iii) caused to be transferred or sold by the Sponsor to pay fees due to the Sponsor and Trust expenses and liabilities not assumed by the Sponsor.

Creation and Redemption

The Trust issues and redeems Baskets on a continuous basis. Baskets will be offered continuously at NAV per Share and will consist of 10,000 Shares. A Basket of Shares would be valued at NAV per Share multiplied by the Basket size. ~~The value of the bitcoin and ether to be acquired by the Trust in connection with acceptance of a Creation Basket would be based on the dollar value of the NAV per Share multiplied by the Basket size for such creations.~~ Only Authorized Participants may purchase or redeem Baskets.

Baskets are ~~only~~ issued or redeemed in exchange for an amount of cash or a corresponding amount of Index Constituents determined by the Sponsor on each day that NASDAQ is open for regular trading. No Shares are issued unless the Crypto Custodian or Prime Broker has allocated to the Trust’s account the corresponding amount of crypto assets. ~~As of the date of this prospectus, a Basket requires delivery of $250,000.~~ The amount of crypto assets necessary for the creation of a Basket, or to be received upon redemption of a Basket, will decrease over the life of the Trust, due to the payment or accrual of fees and other expenses or liabilities payable by the Trust. Baskets may be created or redeemed only by Authorized Participants.

Authorized Participants will deliver ~~only~~ cash or submit orders to create Baskets in exchange for corresponding Index Constituents to create Shares and will receive ~~only~~ either cash or Index Constituents, as applicable, when redeeming Shares. ~~Further, Authorized Participants will not directly or indirectly purchase, hold, deliver or receive crypto assets as part of the creation or redemption process or otherwise direct the Trust or a third party with respect to purchasing, holding, delivering or receiving crypto assets as part of the creation or redemption process.~~

For cash creations and redemptions, the Trust will create Shares by receiving crypto assets from a third party that is not the Authorized Participant and the Trust is responsible for selecting the third party to deliver the crypto assets. Further, the third party will not be acting as an agent of the Authorized Participant with respect to the delivery of the crypto assets to the Trust or acting at the direction of the Authorized Participant with respect to the delivery of the crypto assets to the Trust. The Trust will redeem the Shares by delivering crypto assets to a third party that is not the Authorized Participant and the Trust is responsible for selecting the third party to receive the crypto assets. Further, the third party will not be acting as an agent of the Authorized Participant with respect to the receipt of the crypto assets from the Trust or acting at the direction of the Authorized Participant with respect to the receipt of the crypto assets from the Trust. The third party will be unaffiliated with the Trust and the Sponsor.

For in-kind creations and redemptions, the Trust will create and redeem Baskets by receiving or delivering Index Constituents directly from or to the Authorized Participant, its designated agent or client, in accordance with the Trust’s in-kind creation and redemption procedures. In such transactions, the Prime Execution Agent will facilitate the transfer of crypto assets between the Trust and the Authorized Participant (or its designated agent or client). For creations, no Shares will be issued unless and until the Trust confirms receipt of the corresponding amount of Index Constituents. Settlement failures or delays may be addressed in accordance with the procedures set forth in the Trust’s agreements, which may include canceling the order, delaying settlement, or converting the transaction into a cash creation or redemption.

See “Creation and Redemption of Shares” section for more details.

Management Fee

The Trust ~~expects to~~ shall pay the Sponsor a Management Fee, monthly in arrears, in an amount equal to 0.50% per annum of the daily NAV of the Trust (the “Management Fee”).

The Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Management Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees, and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. The Sponsor has agreed to temporarily reduce its Management Fee to 0.25% per annum through December 31, ~~2025~~2026. After December 31, ~~2025~~2026, the standard 0.50% annual Management Fee will apply. The Management Fee is paid in consideration of the Sponsor’s services related to the management of the Trust’s business and affairs. The Administrator will calculate the Management Fee on a daily basis with respect to the NAV of the Trust, and the Management Fee will be paid directly by the Trust to the Sponsor. The Management Fee will accrue daily and be payable monthly in cash

Authorized Participants	Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must be a registered broker-dealer, a participant in DTC, have entered into an agreement with the Sponsor (the “Authorized Participant Agreement”) and be in a position to (i) transfer cash to, and take delivery of cash from, the Cash Custodian through one or more accounts; or (ii) deliver Index Constituents to, or arrange for the delivery of Index Constituents through a designated agent or client, and take delivery of Index Constituents from, one of the Trust’s Crypto Custodians. The Authorized Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of cash or Index Constituents in connection with such creations or redemptions. As of the date of this prospectus, the Authorized Participants are Macquarie Capital (USA) Inc., Virtu Americas LLC and Cantor Fitzgerald & Co. Additional Authorized Participants may be added at any time, subject to the discretion of the Sponsor.

RISK FACTORS

Risks Related to the Index Constituents and the Index Constituents Network

Correlation Risk

Cash creations and redemptions may impact the efficiency of the arbitrage mechanism compared to in-kind creations and redemptions.

Authorized Participants must be registered broker-dealers. Registered broker-dealers are subject to various requirements of the federal securities laws and rules, including financial responsibility rules such as the customer protection rule, the net capital rule and recordkeeping requirements. On May 15, 2025, the staff of the SEC’s Division of Trading and Markets stated that broker-dealers are permitted to facilitate in-kind creations and redemptions in connection with spot crypto exchange-traded products; however, there is as yet no definitive regulatory guidance on the specific details of how registered broker-dealers can comply with SEC rules with regard to transacting in or holding spot Index Constituents. Absent further regulatory clarity regarding whether and how registered broker-dealers can hold and deal in Index Constituents under applicable broker-dealer financial responsibility and other rules, there is a risk that registered broker-dealers participating in the in-kind creation or redemption of Shares for Index Constituents may be unable to demonstrate compliance with such rules. While compliance with rules such as the customer protection rule, the net capital rule and recordkeeping requirements are primarily the broker-dealer’s responsibility, a national securities exchange is required to enforce compliance by its member broker-dealers with applicable federal securities law and rules. Only certain Authorized Participants at present have the ability (either acting themselves or through their affiliates) to support in-kind creation and redemption activity.

Even with the SEC Staff’s recent statement clarifying that in-kind creations and redemptions are permitted, the Trust’s limited ability to facilitate in-kind creations and redemptions could result in the exchange-traded product arbitrage mechanism failing to function as efficiently as it otherwise would, leading to the potential for the Shares to trade at premiums or discounts to the NAV per Share, and such premiums or discounts could be substantial. Furthermore, if cash creations or redemptions are unavailable, either due to the Sponsor’s decision to reject or suspend such orders or otherwise, Authorized Participants will be limited in their ability to redeem or create Shares, in which case the arbitrage mechanism may not function as efficiently. This could result in impaired liquidity for the Shares, wider bid/ask spreads in secondary trading of the Shares and greater costs to investors and other market participants. In addition, the Trust’s limited ability to facilitate in-kind creations and redemptions, and resulting relative reliance on cash creations and redemptions, could cause the Sponsor to halt or suspend the creation or redemption of Shares during times of market volatility or turmoil, among other consequences. Further, there can be no assurance that broker-dealers would be willing to serve as Authorized Participants with respect to the in-kind creation and redemption of Shares. Any of these factors could adversely affect the performance of the Trust and the value of the Shares.

The use of cash creations and redemptions, as opposed to in-kind creations and redemptions, could cause delays in trade execution due to potential operational issues arising from implementing a cash creation and redemption model, which involves greater operational steps (and therefore execution risk) than an in-kind creation and redemption model. Such delays could cause the execution price associated with such trades to materially deviate from the Benchmark price. Even though the Authorized Participant is responsible for the dollar cost of such difference in prices, Authorized Participants could default on their obligations to the Trust, or such potential risks and costs could lead Authorized Participants, who would otherwise be willing to purchase or redeem Baskets to take advantage of any arbitrage opportunity arising from discrepancies between the price of the Shares and the price of the underlying portfolio holdings, to elect to not participate in the Trust’s Share creation and redemption processes. This may adversely affect the arbitrage mechanism intended to keep the price of the Shares closely linked to the price of the Trust’s portfolio holdings, and as a result, the price of the Shares may fall or otherwise diverge from NAV. If the arbitrage mechanism is not effective, purchases or sales of Shares on the secondary market could occur at a premium or discount to NAV, which could harm Shareholders by causing them buy Shares at a price higher than the value of the underlying portfolio holdings held by the Trust or sell Shares at a price lower than the value of the underlying portfolio holdings held by the Trust, causing Shareholders to suffer losses.

The Trust’s Operating Risks

Purchases or redemptions of creation units in cash may cause the Trust to incur certain costs or recognize gains or losses.

Purchases and redemptions of creation units will be transacted in cash ~~rather than~~ or ‘in-kind’ for Index Constituents ~~where creation units are purchased and redeemed in exchange for underlying constituent securities~~. Purchases of creation Baskets with cash may cause the Trust to incur certain costs including brokerage commissions, and redemptions of creation Baskets with cash may result in the recognition of gains or losses that the Trust might not have incurred if it had made redemptions in-kind and non-redeeming Shareholders may bear the tax liability resulting from such gains or losses.

Trust assets may be depleted if investment performance does not exceed fees.

Over time, the Trust’s assets could be depleted if investment performance does not exceed fees paid by the Trust.

The Trust ~~expects to~~ shall pay the Sponsor a Management Fee, monthly in arrears, in an amount equal to 0.50% per annum of the daily NAV of the Trust (the “Management Fee”).

The Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Management Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees, and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. The Sponsor has agreed to temporarily reduce its Management Fee to 0.25% per annum through December 31, ~~2025~~2026. After December 31, ~~2025~~2026, the standard 0.50% annual Management Fee will apply. The Management Fee is paid in consideration of the Sponsor’s services related to the management of the Trust’s business and affairs. The Administrator will calculate the Management Fee on a daily basis with respect to the NAV of the Trust, and the Management Fee will be paid directly by the Trust to the Sponsor. The Management Fee will accrue daily and be payable monthly in cash

USE OF PROCEEDS

Proceeds received by the Trust from the issuance and sale of Creation Baskets will consist of cash deposits and/or deposits of Index Constituents, depending on whether the creation is conducted in cash or in-kind. ~~Such cash~~ Cash deposits are held by the Cash Custodian on behalf of the Trust until (i) transferred in connection with the purchase of the Index Constituents, (ii) delivered to Authorized Participants in connection with a redemption of Baskets or (iii) transferred to pay the Sponsor’s Fee and Trust expenses or liabilities not assumed by the Sponsor. Deposits of Index Constituents are held by the Crypto Custodians on behalf of the Trust until (i) delivered out in connection with an in-kind redemption of baskets or (ii) caused to be transferred or sold in connection with rebalancings and/or reconstitutions of the Index or (iii) caused to be transferred or sold by the Sponsor to pay fees due to the Sponsor and Trust expenses and liabilities not assumed by the Sponsor.

BUSINESS OF THE TRUST

The activities of the Trust are limited to (1) issuing Baskets in exchange for the cash deposited with the Cash Custodian as consideration, (2) issuing Baskets in exchange for the Index Constituents deposited with certain Crypto Custodian as consideration; (3) selling or delivering crypto assets as necessary to cover the Sponsor’s Fee, Trust expenses not assumed by the Sponsor and other liabilities; and(~~3~~4) buying and selling crypto assets through the trading counterparties, as applicable, in exchange for Baskets in connection with creation and redemption .

The Trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of the Index Constituents.

The Trust’s Investment Strategies

The Trust will gain exposure to crypto assets by investing in the Index Constituents. It will maintain cash balances only as necessary to cover currently due Trust-payable expenses. Absent any Share redemption orders or due expenses, the Trust’s portfolio will consist solely of the Index Constituents, except that the Sponsor may, at its sole discretion, exclude a specific Index Constituent under certain circumstances further described below. The Trust will not invest in any crypto assets outside the Index Constituents, nor will it invest in, tokenized assets, or stablecoins. If any crypto asset other than the Index Constituents becomes eligible for inclusion in the Index, the Sponsor will endeavor to maintain a full replication investment strategy and replicate the Index holdings. The ratio of investment in the Index Constituents, representing the proportion of quantities of crypto assets per Share, changes quarterly as described below in The Trust’s Benchmark.

Custody Of Crypto Assets

The Crypto Custodians

The “Crypto Custodians” for the Trust’s crypto holdings are Coinbase Custody Trust Company, LLC (“Coinbase Custody”), ~~and~~ BitGo Trust Company, Inc (“BitGo”) and Fidelity Digital Asset Services, LLC (“Fidelity”). The Sponsor may, in its sole discretion, add or terminate agreements with the Crypto Custodians at any time.

Fidelity Agreement

Fidelity Digital Asset Services, LLC (“Fidelity”) is a New York state limited liability company authorized under the New York Banking Law to act as a trust company, with its address for notices located at 245 Summer Street, Boston, MA 02210, United States. Fidelity serves as one of the Crypto Custodians for the Trust (as of the date of this prospectus).

The Sponsor has entered into the Custodial Services Agreement with Fidelity (the “Fidelity Agreement”), pursuant to which Fidelity is authorized to safeguard the Trust’s crypto asset holdings. Pursuant to the Fidelity Agreement, Fidelity maintains one or more custody accounts on its books for the receipt, safekeeping, and maintenance of crypto assets. The Trust’s crypto assets are held in an omnibus wallet structure, alongside the digital assets of other Fidelity customers. However, the ownership of all of the Trust’s assets is clearly recorded and segregated on Fidelity’s books and records as belonging to the Trust.

Under the Fidelity Agreement, Fidelity and its affiliates, including their officers, directors, agents, and employees, shall not be liable for any lost profits or special, incidental, indirect, intangible, or consequential damages. This exclusion of liability does not extend to cases of Fidelity’s fraud, willful misconduct, or gross negligence, as determined by a final, non-appealable judicial decision. In such an event, Fidelity’s liability will not exceed the lesser of (a) the replacement cost of the affected Assets and (b) the market value of the affected Assets at the time the Sponsor reasonably should have been aware of such gross negligence, willful misconduct, or fraud.

As a regulated trust company, Fidelity is subject to a detailed statutory and regulatory framework. A portion of the Trust’s crypto assets custodied by Fidelity will be held in an offline (“cold storage”) system. The Trust’s crypto assets are not subject to the protections or insurance provided by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Although Fidelity may maintain insurance for its own benefit, this insurance is solely for the benefit of Fidelity and does not guarantee or insure the Trust in any way. Fidelity’s fork policy states that in the event of a hard fork of a digital asset, Fidelity will determine in its sole discretion which branch of the blockchain it will support and is under no obligation to support any other forks or versions of digital assets.

The Fidelity Agreement commenced on June 27, 2025, and may be terminated by either party, with or without cause, upon at least thirty (30) days’ prior written notice to the other party. Additionally, the Fidelity Agreement may be terminated immediately by either party in the event of a material breach that is not remedied, or if the other party becomes insolvent.

CREATION AND REDEMPTION OF SHARES

The Trust expects to create and redeem Shares on a continuous basis but only in Baskets of 10,000 Shares. Only Authorized Participants, which are registered broker-dealers who have entered into written agreements with the Sponsor and/or the Trust, can place orders to receive Baskets ~~in exchange for cash.~~

Creation and redemption of Shares may be conducted in cash or in-kind for crypto assets.

Cash creations and redemptions. For cash creations and redemptions, the Sponsor and the Trust will engage in crypto asset transactions for converting cash into ~~bitcoin and ether~~ crypto assets (in association with purchase orders) and ~~bitcoin and ether~~ crypto assets into cash (in association with redemption orders). The Trust will conduct its transactions by choosing, in its sole discretion, either to trade directly with third parties, who are not registered broker-dealers, pursuant to written agreements between such Crypto Trading Counterparties and the Trust, and Coinbase, Inc. as the “Prime Execution Agent” (each, a “Crypto Trading Counterparty”). The Sponsor and the Trust ~~expects~~ expect to conduct these transactions by trading directly with Crypto Trading Counterparties. Crypto Trading Counterparties may be added at any time, subject to the discretion of the Sponsor. In the event the Sponsor engages any additional Crypto Trading Counterparties, shareholders will be notified of the addition of such Crypto Trading Counterparty through a prospectus supplement and/or a current report on Form 8-K or through the Trust’s annual or quarterly reports, or through the Trust’s website.

In-kind creations and redemptions. For in-kind creations, Authorized Participants (or their designated agents or clients) will deliver the required amount of crypto assets directly to the Crypto Custodian on behalf of the Trust in exchange for Shares. For in-kind redemptions, the Crypto Custodian will deliver, on behalf of the Trust, crypto assets to the Authorized Participant (or its designated agent or client). In such in-kind transactions, Authorized Participants are responsible for sourcing and delivering (or receiving and liquidating) the required crypto assets. The Trust and the Sponsor will not be responsible for selecting or directing the counterparties with respect to such transfers.

~~The Authorized Participants will deliver only cash to create Shares and will receive only cash when redeeming Shares. Further, Authorized Participants will not directly or indirectly purchase, hold, deliver, or receive bitcoin and ether as part of the creation or redemption process or otherwise direct the Sponsor and/or the Trust or a third party with respect to purchasing, holding, delivering, or receiving bitcoin and ether as part of the creation or redemption process.~~

In a cash creation, the Trust will create Shares by receiving crypto assets from a third party that is not the Authorized Participant and the Sponsor and/or the Trust — not the Authorized Participant — is responsible for selecting the third party to deliver crypto assets. Further, the third party will not be acting as an agent of the Authorized Participant with respect to the delivery of the crypto assets to the Trust or acting at the direction of the Authorized Participant with respect to the delivery of crypto assets to the Trust. In a cash redemption, the Trust will redeem Shares by delivering crypto assets to a third party that is not the Authorized Participant and the Sponsor and/or the Trust — not the Authorized Participant — is responsible for selecting the third party to receive crypto assets. Further, the third party will not be acting as an agent of the Authorized Participant with respect to the receipt of crypto assets from the Trust or acting at the direction of the Authorized Participant with respect to the receipt of crypto assets from the Trust. The third party will be unaffiliated with the Trust and the Sponsor. In in-kind creations the Authorized Participant (or its designated agent or client) will deliver crypto assets directly to the Trust’s account with the relevant Crypto Custodian and in in-kind redemptions the Authorized Participant (or its designated agent or client) will receive crypto assets directly from the Crypto Custodian on behalf of the Trust.

Creation and redemption orders will take place as follows, where “T” is the date of the order and each day in the sequence must be a Business Day:

Cash Creation Order Date (T)	Cash Settlement Date (T+1)

●	Authorized Participant places a creation order.	●	The Authorized Participant delivers the ~~Basket cash component~~ cash related to the purchase transaction to the Trust’s cash account that is maintained with the Cash Custodian.

●	The Transfer Agent accepts (or rejects) the creation order.	●	The Crypto Trading Counterparty or the Prime Execution Agent deposits the crypto assets into the Trust’s Trading Account related to the purchase transaction.

●	The Trust will enter into a transaction with the Crypto Trading Counterparty or the Prime Execution Agent to purchase the corresponding crypto assets.	●	Once the Trust is in simultaneous possession of the ~~Basket cash component and the crypto assets~~ cash or the crypto assets, the Trust delivers the corresponding Shares to the Authorized Participant.

●	As soon as practicable after 4:00 p.m. ET, the Sponsor determines the cash related to the purchase transaction~~Basket cash component~~, including any dollar cost difference between the price utilized in calculating NAV per Share and the price at which the Trust acquires the crypto assets	●	The Trust transfers the cash related to the purchase transaction from the Trust cash account maintained with the Cash Custodian to the Crypto Trading Counterparty or the Prime Execution Agent.

Cash Creation Order Date (T)	Cash Settlement Date (T+1)

●	Authorized Participant places a redemption order.	●	The Authorized Participant delivers the Baskets of Shares to be redeemed to the Trust.

●	The Transfer Agent accepts (or rejects) the redemption order.	●	The Crypto Trading Counterparty or the Prime Execution Agent delivers cash to the Trust’s cash account that is maintained with the Cash Custodian related to the sell transaction.

●	The Trust instructs the Crypto Custodian to prepare to move the corresponding crypto assets from the Trust’s Custody Account to the Trading Account.	●	Once the Trust is in simultaneous possession of the Basket of Shares and the ~~respective Basket cash component~~ cash related to the sell transaction, the Trust cancels the Shares comprising the number of Baskets redeemed by the Authorized Participant.

●	The Trust enters into a transaction with the Crypto Trading Counterparty or the Prime Execution Agent to sell the corresponding crypto assets.	●	The Trust instructs the Crypto Custodian to transfer the corresponding crypto assets agreed on the sell transaction from the Trust’s Trading Account to the Crypto Trading Counterparty or Prime Execution Agent.

●	As soon as practicable after 4:00 p.m. ET, the Sponsor determines the ~~Basket cash component~~ cash related to the sell transaction, including any dollar cost difference between the crypto assets price utilized in calculating NAV per Share and the price at which the Trust sells the crypto assets.	●	The Trust transfers the ~~Basket cash component~~ cash related to the sell transaction from the cash account maintained with the Cash Custodian to the Authorized Participant.

In-Kind Creation Order Date (T)	In-Kind Creation Settlement Date (T+1)

●	Authorized Participant submits an in-kind creation order on the Creation Order Date (T).	●	Authorized Participant (or its agent or client) deposits crypto assets into the Trust’s Account with Crypto Custodian.

●	The Transfer Agent accepts (or rejects) the creation order.	●	Once the Trust confirms receipt of the corresponding assets, it delivers Shares to the Authorized Participant.

●	As soon as practicable after 4:00 p.m. ET, the Sponsor determines the Basket.

●	Trust confirms asset amounts and crypto addresses.

●	On Settlement Date (T+1), the Authorized Participant (or its agent or client) deposits crypto assets into the Trust’s Account with Crypto Custodian.

●	Once the Trust confirms receipt of the assets, it delivers Shares to the Authorized Participant.

In-Kind Creation Order Date (T)	In-Kind Creation Settlement Date (T+1)

●	Authorized Participant submits an in-kind redemption order Redemption Order Date (T).	●	The Authorized Participant delivers the Baskets of Shares to be redeemed to the Trust.

●	The Transfer Agent accepts (or rejects) the redemption order.	●	Once the Trust is in simultaneous possession of the Basket of Shares and the respective crypto assets, the Trust cancels the Shares comprising the number of Baskets redeemed by the Authorized Participant.

●	The Trust instructs the Crypto Custodian to prepare to move the corresponding crypto assets from the Trust’s Custody Account to the Authorized Participant (or its agent or client).	●	The Crypto Custodian delivers crypto assets to the Authorized Participant (or its agent or client).

●	As soon as practicable after 4:00 p.m. ET, the Sponsor determines the Basket components.

Issuance of Baskets

A standard creation transaction fee is imposed to offset the transfer and other transaction costs associated with the issuance of Baskets. For a creation of Baskets, the Authorized Participant will be required to submit the purchase order by ~~2:00 p.m. ET~~ 3:00 p.m. ET, or the close of regular trading on the Exchange, whichever is earlier (the “Order Cutoff Time”). The Order Cutoff Time may be modified by the Sponsor in its sole discretion.

For cash creations, on the date of the Order Cutoff Time for a creation order, the Trust will enter into a transaction by choosing, in its sole discretion, to trade directly with a Crypto Trading Counterparty or the Prime Execution Agent, to buy crypto assets in exchange for the cash proceeds from such creation order. The Authorized Participant is responsible for the dollar cost of the difference between the crypto assets price utilized in calculating the NAV per Share on the cash creation order date and the price at which the Trust acquires the crypto assets to the extent the price amount for buying the crypto assets is higher than the price utilized in calculating the NAV. In the case the price amount for buying the crypto assets is lower than the price utilized in calculating the NAV, the Authorized Participant shall keep the dollar impact of any such difference.

The Authorized Participant must submit a purchase order indicating the number of Baskets it intends to acquire and whether the creation will be cash or in-kind. The Sponsor will acknowledge the purchase order and the date of acknowledgement will determine (i) for a cash creation, the estimated cash amount (the “Basket Cash Component”) the Authorized Participant needs to deposit and the quantity of each Index Constituent in a Basket (the “Basket Crypto Portfolio”) the Trust needs to purchase from the Crypto Trading Counterparty and (ii) for an in-kind creation, the Basket Crypto Portfolio that the Authorized Participant has to deliver to the Trust. The final cash amounts will be determined after the Trust’s net asset value is struck and the Trust’s crypto transactions have settled. However, orders received after the Order Cutoff Time on a Business Day will not be accepted and should be resubmitted on the following Business Day.

If the cash purchase order is accepted, a copy of the purchase order endorsed “Accepted” (or an automated email indicating the acceptance of the purchase order) and indicating the Basket Cash Component that the Authorized Participant must deliver to the Cash Custodian or Prime Execution Agent in exchange for each Basket will be transmitted to the Authorized Participant, via electronic mail message or other electronic communication, no later than 8:00 p.m. ET on the date such purchase order is received, or deemed received. Prior to the acceptance as specified above, a cash purchase order will only represent the Authorized Participant’s unilateral offer to deposit cash in exchange for Baskets and will have no binding effect upon the Trust, the Trustee, the Trust Administrator, the Crypto Custodians or any other party.

If the in-kind purchase order is accepted, a copy of the purchase order endorsed “Accepted” (or an automated email indicating the acceptance of the purchase order) and indicating the Basket Crypto Portfolio that the Authorized Participant must deliver to the Crypto Custodian in exchange for each Basket will be transmitted to the Authorized Participant, via electronic mail message or other electronic communication, no later than 8:00 p.m. ET on the date such purchase order is received, or deemed received. Prior to the acceptance as specified above, an in-kind purchase order will only represent the Authorized Participant’s unilateral offer to deposit crypto assets in exchange for Baskets and will have no binding effect upon the Trust, the Trustee, the Trust Administrator, the Crypto Custodians or any other party.

~~The Basket Cash Component necessary for the creation of a Basket changes from day to day. As of the date of this prospectus, a Basket requires delivery of $250,000.~~ Creations and redemptions of Shares may be effected either in-kind, by delivery of the corresponding crypto amounts of crypto assets, or for cash, by delivery of the Basket Cash Component. On each day that the Exchange is open for regular trading, the Trust Administrator will adjust the cash amount constituting the Basket Cash Component and the quantity of the Index Constituents constituting the Basket Crypto Portfolio as appropriate to reflect sales of crypto assets, any loss of crypto assets that may occur, and accrued expenses. The computation is made by the Sponsor as promptly as practicable after 4:00 p.m. ET. See “Business of the Trust — The Trust’s Benchmark” and “Business of the Trust — Calculating NAV” for a description of how the Index is determined, and description of how the Sponsor determines the NAV. The Sponsor will determine the Basket Cash Component for a given day by multiplying the NAV by the number of Shares in each Basket and determine the Basket Crypto Portfolio for a given day by multiplying the Basket Cash Component for that day by that day’s Index Constituent’s weight and divide by its price. The Basket Cash Component and the Basket Crypto Portfolio so determined will be made available to all Authorized Participants and Crypto Transaction Counterparties and will be made available on the Trust’s website for the Shares.

In the case of cash creations, on the date of the Order Cutoff Time, the Sponsor will choose, in its sole discretion, which Crypto Trading Counterparty to buy the Index Constituents in exchange for the cash proceeds from such purchase order. For settlement of a creation, the Trust delivers Shares to the Authorized Participant in exchange for cash received from the Authorized Participant. Meanwhile, the Crypto Trading Counterparty delivers the required crypto assets in exchange for cash. In the event the Trust has not been able to successfully execute and complete settlement of a crypto asset transaction by the settlement date of the purchase order, the Authorized Participant will be given the option to (1) cancel the purchase order, or (2) accept that the Trust will continue to attempt to complete the execution, which will delay the settlement date of the purchase order. With respect to a purchase order, as between the Trust and the Authorized Participant, the Authorized Participant is responsible for the dollar cost of the difference between the Index Constituent price utilized in calculating NAV on trade date and the price at which the Trust acquires the Index Constituent to the extent the price realized in buying the Index Constituent is higher than the price utilized in the NAV. To the extent the price realized in buying crypto assets is lower than the price utilized in the NAV, the Authorized Participant shall keep the dollar impact of any such difference.

In the case of in-kind creations, if the Authorized Participant, or its designated agent or client, has not deposited the Basket Crypto Portfolio to the Trust by the applicable time on the settlement date of the in-kind creation order, the Authorized Participant will be given the option to (1) cancel the in-kind creation order, (2) delay settlement of the order to enable delivery of the Basket Crypto Portfolio at a later date, or (3) accept that the Trust will execute the crypto assets transaction required for the creation and the authorized participant will deliver the U.S. dollars required for this purchase.

For a cash redemption order, an Authorized Participant will deliver Shares to the Trust and will receive cash for the Shares delivered.

For an in-kind redemption order, an Authorized Participant will deliver Shares to the Trust and will receive the Basket Crypto Portfolio or will have its designated agent or client receive the Basket Crypto Portfolio for the Shares delivered.

The “Trust’s Trading Balance” is a trading account at which the Trust’s holdings in crypto assets and cash from time to time may be held in connection with the sale of crypto assets to pay Trust expenses not assumed by the Sponsor. Because the Trust’s Trading Balance may not be funded with cash on trade date for the purchase of the Index Constituents associated with the purchase order, the Trust may borrow trade credits “Trade Credits” in the form of cash from the “Trade Credit Lender” pursuant to a “Trade Financing Agreement” or may require the Authorized Participant to deliver the required cash for the purchase order on trade date. The extension of Trade Credits on trade date allows the Trust to purchase crypto assets through the Prime Execution Agent on trade date, with such asset being deposited in the Trust’s Trading Balance. For cash creations, cash received from the Authorized Participant is used to settle the Trade Credits if applicable. For in-kind creations, the delivered crypto assets are credited to the Trust’s Trading Balance and then transferred to the Trust’s Vault Balance. For settlement of a cash creation, the Trust delivers Shares to the Authorized Participant in exchange for cash received from the Authorized Participant. To the extent Trade Credits were utilized, the Trust uses the cash to repay the Trade Credits borrowed from the Trade Credit Lender. Any financing fee owed to the Trade Credit Lender is deemed part of trade execution costs and embedded in the trade price for each transaction. For settlement of in-kind creations, the Trust delivers Shares to the Authorized Participant in exchange for corresponding crypto assets received from the Authorized Participant.

In the case of cash creations, upon the deposit by the Crypto Trading Counterparty of the corresponding amount of the Index Constituents with the Trust’s Trading Balance, and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the Cash Custodian will deliver the appropriate number of Baskets to the DTC account of the depositing Authorized Participant. As of the date of this prospectus, the Authorized Participants are Macquarie Capital (USA) Inc., Virtu Americas LLC and Cantor Fitzgerald & Co., all of whom are registered broker-dealers, members in good standing of FINRA, and have executed agreements with the Sponsor and the Trust. Additional Authorized Participants may be added at any time, subject to the discretion of the Sponsor.

In connection with the paragraph above, when the Trust purchases the Index Constituents or receives the Index Constituents in in-kind creations, the deposit of such crypto assets will initially be credited to the Trust’s Trading Balance before being swept to the Trust’s balance with the Crypto Custodians pursuant to a regular end-of-day sweep process “Trust’s Vault Balance”. Transfers of crypto assets into the Trust’s Trading Balance are off-chain transactions and transfers from the Trust’s Trading Balance to the Trust’s Vault Balance are “on-chain” transactions represented on the each blockchain. Any costs related to transactions and transfers from the Trust’s Trading Balance to the Trust’s Vault Balance are not borne by the Trust or its Shareholders. For cash creations, on-chain transaction fees are paid by the Crypto Trading Counterparty.

Because the Sponsor has assumed what are expected to be most of the Trust’s expenses, in the absence of any extraordinary expenses or liabilities, the amount of Index Constituents by which the Basket Crypto Portfolio will decrease each day, respectively, will be predictable. The Sponsor intends to have the Trust Administrator make available on each Business Day an indicative Basket Crypto Portfolio for the next Business Day. Authorized Participants may use that indicative Basket Crypto Portfolio as guidance regarding the amount of cash or crypto assets that they may expect to have to deposit with the Administrator in respect of accepted purchase orders placed by them on such next Business Day.

The agreement entered into with each Authorized Participant provides, however, that once a purchase order has been accepted by the Sponsor, the Authorized Participant will be required to deposit with the Administrator either the Basket Crypto Portfolio (for in-kind creations) or the Basket Cash Component (for cash creations) as determined by the Sponsor on the effective date of the purchase order.

Crypto assets transactions that occur on the blockchain are susceptible to delays due to the Index Constituents Networks outages, congestion, spikes in transaction fees demanded by miners, or other problems or disruptions. To the extent that crypto assets transfers from the Trust’s Trading Balance to the Trust’s Vault Balance are delayed due to congestion or other issues with the Index Constituents Networks, such crypto assets will not be held in offline storage in the Vault Balance until such transfers can occur.

The Sponsor and/or the Trust may suspend the acceptance of purchase orders or the delivery or registration of transfers of or refuse a particular purchase order, delivery or registration of Shares for both cash and in-kind creations or redemptions (i) during any period when the transfer books are closed or (ii) at any time, if the Sponsor thinks it advisable for any reason. The Sponsor and/or the Trust shall reject any purchase order or redemption order that is not in proper form.

Redemption of Baskets

Authorized Participants, acting on authority of the registered holder of Shares, may ~~surrender Baskets in exchange for~~ redeem Baskets either in-kind, by receiving the corresponding Index Constituents, or for cash, by receiving the corresponding Basket Cash Component. For a redemption of Baskets, the Authorized Participant will be required to submit a redemption order by an Order Cutoff Time. On the date of the Order Cutoff Time, the Sponsor and/or the Trust instructs the Crypto Custodian to prepare to move the associated crypto assets from the Trust’s Vault Balance with the Crypto Custodian to the Trust’s Trading Balance.

With respect to a cash redemption order, between the Trust and the Authorized Participant, the Authorized Participant will bear the difference between the Index Constituent price utilized in calculating the NAV the redemption order date and the price realized in selling such crypto asset to raise the cash needed for the cash redemption order to the extent the price realized in selling the Index Constituent is lower than the crypto asset price utilized in the NAV. To the extent the price realized in selling the Index Constituent is higher than the price utilized in the NAV, the Trust will deliver the dollar impact of any such difference to the Authorized Participant.

The transfers of crypto assets from the Trust’s Trading Balance to the Crypto Trading Counterparty’s account or to the Prime Execution Agent is an “off-chain” transaction that is recorded in the books and records.

The Trust’s Trading Balance may not be funded with the Index Constituents on trade date for the sale of crypto assets in connection with the redemption order, when the asset remains in the Trust’s Vault Balance with the Crypto Custodian at the point of intended execution of a sale of crypto assets. When the Trust executes a cash redemption and the required crypto assets remain in the Trust’s Vault Balance, ~~In those circumstances~~ the Trust may borrow Trade Credits in the form of Index Constituents from the Trade Credit Lender, which allows the Trust to sell crypto assets on trade date, and the cash proceeds are deposited in the Trust’s Trading Balance. For settlement of a redemption where Trade Credits were utilized, for cash redemptions the Trust delivers cash to the Authorized Participant in exchange for Shares received from the Authorized Participant. In the event Trade Credits were used, the Trust will use the Index Constituents moved from the Trust’s Vault Balance with the Crypto Custodian to the Trading Balance to repay the Trade Credits borrowed from the Trade Credit Lender.

Transfers of crypto assets from the Trust’s Vault Balance to the Trust’s Trading Balance are “on-chain” transactions represented on such crypto asset blockchain. For redemptions, the on-chain transaction fees are paid by the Trust and their dollar cost is borne by the Authorized Participant.

Crypto assets transactions that occur on the blockchain are susceptible to delays due to Index Constituents Networks outages, congestion, spikes in transaction fees demanded by miners, or other problems or disruptions. To the extent that crypto assets transfers from the Trust’s Vault Balance to the Trust’s Trading Balance are delayed due to congestion or other issues with the Index Networks or the Trust’s operations, redemptions in the Trust could be delayed.

Upon the surrender of such Shares and the payment of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees) by the redeeming Authorized Participant, and the delivery of either the corresponding Index Constituents for in-kind redemptions or the completion of the sale of Index Constituents for cash redemptions by the Trust, the Sponsor will instruct the delivery of cash or Index Constituents to the Authorized Participant. For cash redemptions, the Authorized Participant is responsible for the dollar cost of the difference between the value of the Index Constituent calculated by the Trust Administrator for the applicable NAV per Share of the Trust and the price at which the Trust sells such crypto asset to raise the cash needed for the cash redemption order to the extent the price realized in selling the asset is lower than the crypto asset price utilized in the NAV. To the extent the price realized in selling the Index Constituent is higher than the price utilized in the NAV, the Authorized Participant shall get to keep the dollar impact of any such difference. For in-kind redemptions, no such cash adjustment applies.

An Authorized Participant must submit a redemption order indicating the number of Baskets it intends to redeem. The date the Trust receives that order determines the Basket Cash Component or the Basket Crypto Portfolio to be received in exchange for cash or in-kind redemptions, respectively ~~to be received in exchange~~. However, orders received after the Order Cutoff Time on a Business Day will not be accepted and should be resubmitted on the following Business Day.

All taxes incurred in connection with the delivery of crypto assets to the Crypto Custodians or cash to the Cash Custodian in exchange for Baskets (including any applicable value added tax) will be the sole responsibility of the Authorized Participant making such delivery.

Crypto Trading Counterparties

As of the date of this Prospectus, the Trust has executed definitive formal agreements with the following Crypto Trading Counterparties: Coinbase, Inc., as the Prime Execution Agent, Virtu Financial Singapore Pte. Ltd., Nonco LLC, ~~and~~ DV Chain International Inc., Cumberland DRW LLC, Flowdesk SAS, and Enigma Securities Limited. ~~The Sponsor also intends to engage with Flowdesk SAS, and Enigma Securities.~~ The material terms of these agreements may be updated from time to time. Except for serving as service providers to other products affiliated with or controlled by affiliates of the Sponsor, the Crypto Trading Counterparties are independent entities and are not affiliated with the Trust or the Sponsor.

ADDITIONAL INFORMATION ABOUT THE TRUST

The Trust

The number of outstanding Shares is expected to increase and decrease from time to time as a result of the creation and redemption of Baskets. The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of cash equivalent to the amount of crypto assets represented by the NAV of the Baskets being created or redeemed or the equivalent amount of in-kind crypto assets. The total amount of crypto assets required for the creation of Baskets will be based on the combined net assets represented by the number of Baskets being created or redeemed.

The Trust has ~~no~~ a limited operating history. The Trust and the Sponsor face additional competition with respect to the creation of competing products, such as exchange-traded products offering exposure to the spot crypto assets market, the spot crypto assets futures market, and/or other crypto assets and derivatives on crypto assets. There can be no assurance that the Trust will grow to or maintain an economically viable size. There is no guarantee that the Sponsor will maintain a commercial advantage relative to competitors offering similar products. Whether or not the Trust is successful in achieving its intended scale may be impacted by a range of factors, such as the Trust’s timing in entering the market and its fee structure relative to those of competitive products.

The Trust’s Fees and Expenses

The Trust ~~expects to~~ shall pay the Sponsor a Management Fee, monthly in arrears, in an amount equal to 0.50% per annum of the daily NAV of the Trust. The Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Management Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees, and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. The Sponsor has agreed to temporarily reduce its Management Fee to 0.25% per annum through December 31, ~~2025~~ 2026. After December 31, ~~2025~~ 2026, the standard 0.50% annual Management Fee will apply. The Management Fee is paid in consideration of the Sponsor’s services related to the management of the Trust’s business and affairs. The Administrator will calculate the Management Fee on a daily basis with respect to the NAV of the Trust, and the Management Fee will be paid directly by the Trust to the Sponsor. The Management Fee will accrue daily and be payable monthly in cash.

In addition to the Trust’s Management Fee, the Trust pays all of its respective brokerage commissions, including applicable exchange fees and give-up fees, and other transaction related fees and expenses charged in connection with trading activities. The Trust also pays all fees and commissions related to any crypto transaction fees for on-chain transfers of assets. The Sponsor pays all other routine operational, administrative and other ordinary expenses of the Trust, including but not limited to, fees and expenses of the Administrator, Trustee, Custodians, Marketing Agent, Transfer Agent, licensors, accounting and audit fees and expenses, tax preparation expenses, ongoing SEC registration fees, individual Schedule K-1 preparation and mailing fees, report preparation and mailing expenses, and up to $250,000 per annum in ordinary legal fees and expenses. The Sponsor may determine in its sole discretion to assume legal fees and expenses of the Trust in excess of the $250,000 per annum. To the extent that the Sponsor does not voluntarily assume such fees and expenses, they will be the responsibility of the Trust.

The Trust pays all of its non-recurring and unusual fees and expenses, if any, as determined by the Sponsor. Non-recurring and unusual fees and expenses are unexpected or unusual in nature, such as legal claims and liabilities and litigation costs or indemnification or other unanticipated expenses. Extraordinary fees and expenses also include material expenses which are not currently anticipated obligations of the Trust. Routine operational, administrative and other ordinary expenses are not deemed extraordinary expenses. In the event the Trust’s cash balance is insufficient to pay all fees and expenses, including the Management Fee, the Trust may need to sell crypto assets from time to time to pay for fees and expenses. The Sponsor may determine in its sole discretion to assume any non-recurring and unusual fees and expenses of the Trust, if applicable. To the extent that the Sponsor does not voluntarily assume such fees and expenses, they will be the responsibility of the Trust.The Sponsor and the Administrator will bear the costs and expenses related to the initial offer and sale of Shares, including registration fees paid or to be paid to the SEC, FINRA or any other regulatory body or self-regulatory organization. None of the costs and expenses related to the initial offer and sale of Shares are chargeable to the Trust, and the Sponsor, and the Administrator may not recover any of these costs and expenses from the Trust. Total fees to be paid by the Trust are currently estimated to be approximately 0.01% of the daily net assets of the Trust for the twelve-month period after issuance, though this amount may change in future years.

Non-recurring, unusual or extraordinary expenses of the Trust will be allocated as determined by the Sponsor using a pro rata allocation methodology that allocates such Trust expenses to the Trust. Unusual or extraordinary expenses paid by Sponsor are not subject to any caps or limits. The Trust may be required to indemnify the Sponsor, and the Trust and/or the Sponsor may be required to indemnify the Trust’s service providers under certain unusual or extraordinary circumstances. Any indemnification paid by the Trust and/or Sponsor generally would cover losses incurred by an indemnified party for (1) expenses incurred by a party when rendering services to the Trust or the Sponsor, (2) expenses arising from a breach of obligations or non-compliance with laws, or (3) expenses arising out of the formation, operation or termination of the Trust. Unless such expenses are specifically attributable to the Trust or arise out of the Trust’s operations, any such expenses will be allocated by the Sponsor using a pro rata methodology that allocates certain Trust expenses to the Trust. For further discussion of the situations in which the Trust, or the Sponsor may be responsible for indemnification expenses see — “The Trust’s Service Providers — Contractual Arrangements with the Sponsor and Third-Party Service Providers”

THE TRUST’S SERVICE PROVIDERS

Sponsor

The Sponsor is responsible for investing the assets of the Trust in accordance with the objectives and policies of the Trust. In addition, the Sponsor arranges for one or more third parties to provide administrative, custodial, accounting, transfer agency and other necessary services to the Trust. For these third-party services, the Trust pays the fees set forth in the table below entitled “Contractual Fees and Compensation Arrangements with the Sponsor and Third-Party Service Providers.” For the Sponsor’s services, the Trust is contractually obligated to pay a monthly management fee to the Sponsor, based on average daily net assets, at a rate equal to 0.50% per annum. The Sponsor has agreed to temporarily reduce its Management Fee to 0.25% per annum through December 31, ~~2025~~2026.

The Sponsor acts as the Trust’s sponsor pursuant to the terms of the Trust Agreement. Under the Trust Agreement, the Sponsor acts as an agent of the Trust and is solely responsible for the conduct of the Trust’s business.

The Sponsor serves as the sponsor, investment manager, or investment adviser to investment vehicles other than the Trust. As of September 27, 2024, the Sponsor serves as sponsor, investment manager, or investment adviser to over 20 pooled investment vehicles across multiple jurisdictions, including investment strategies relating to crypto asset markets. As of September 27, 2024, the Sponsor is responsible for approximately US$ 870.5 million in assets under management. As a result, conflicts of interest may arise between the Sponsor’s responsibilities to the Trust on the one hand and, on the other, the responsibilities the Sponsor owes to those other pooled investment vehicles for which it serves as sponsor, investment manager, or investment adviser. Such conflicts may include, but are not limited to, the allocation of investment opportunities. If the Sponsor acquires knowledge of a potential transaction or arrangement that may be an opportunity for the Trust, it shall have no duty to offer such opportunity to the Trust, and the Sponsor will not be liable to the Trust or the Shareholders for breach of any fiduciary or other duty if the Sponsor pursues such opportunity or directs it to another person or does not communicate such opportunity to the Trust and is not required to share income or profits derived from such business ventures with the Trust.

Crypto Custodians

Coinbase Custody Trust Company, LLC ~~and~~ BitGo Trust Company, Inc and Fidelity Digital Asset Services, LLC will keep custody of all of the Trust’s crypto assets, on behalf of the Trust. The Crypto Custodians are responsible for safekeeping passwords, keys or phrases that allow transfers of crypto assets (“Security Factors”) safe, secure and confidential. The Crypto Custodians will help establish accounts and any necessary subaccounts on the crypto asset networks solely for the Trust. The Crypto Custodians will follow valid instructions to use its security factors to effect transfers from the Crypto Accounts.

Contractual Fees and Compensation Arrangements with the Sponsor and Third-Party Service Providers

Service Provider	Compensation Paid by the Trust
Hashdex Asset Management Ltd., Sponsor	0.50% of average net assets annually. The Sponsor has agreed to temporarily reduce it to 0.25% per annum through December 31, ~~2025~~2026.

CSC Delaware Trust Company, Trustee	$3,000.00 annually for the Trust

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of Shares of the Trust and the U.S. federal income tax treatment of the Trust. The discussion represents, insofar as it describes conclusions as to US federal income tax law and subject to the limitations and qualifications described below, the opinion of Dechert LLP. The opinion of Dechert LLP, however, is not binding on the United States Internal Revenue Service (“IRS”) or on the courts and does not preclude the IRS from taking a contrary position. The discussion below is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder and judicial and administrative interpretations of the Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. Except where noted otherwise, it deals only with the U.S. federal income tax consequences relating to Shares held as capital assets by U.S. Shareholders (as defined below) who are not subject to special tax treatment. For example, in general it does not address the tax consequences to, such as, but not limited to, dealers in securities or currencies or commodities, traders in securities or dealers or traders in commodities that elect to use a mark to market method of accounting, Authorized Participants acting in their role as such, financial institutions, regulated investment companies (except as discussed below), tax-exempt entities (except as discussed below), insurance companies, persons holding Shares as a part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated transaction for U.S. federal income tax purposes, persons with “applicable financial statements” within the meaning of section 451(b) of the Code or holders of Shares whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based on the provisions of the Code, and regulations (“Treasury Regulations”), rulings and judicial decisions thereunder as of the date of this prospectus, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. Further, the U.S. federal income tax treatment of digital assets continues to evolve, and legislation or future administrative guidance could result in U.S. federal income tax consequences that differ from those discussed below. Tax Classification of the Trust There is very limited authority on the U.S. federal income tax treatment of the Index Constituents. Based on CFTC determinations that treat bitcoin and ether as commodities under the ~~CEA~~Commodities Exchange Act, the Trust intends to take the position that the Index Constituents qualify as commodities for purposes of satisfying the qualifying income exception under section 7704 of the Code. Shareholders should be aware that the Trust’s position is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Trust’s position, or that the IRS or a court will not ultimately reach a contrary conclusion, which would result in the material adverse consequences to Shareholders and the Trust discussed below.

U.S. Shareholders

Monthly Conventions for Allocations of the Trust’s Profit and Loss and Capital Account Restatements.    Under Code section 704, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit is governed by the applicable organizational document unless the allocation provided by such document lacks “substantial economic effect.” An allocation that lacks substantial economic effect nonetheless will be respected if it is in accordance with the partners’ interests in the partnership, determined by considering all facts and circumstances relating to the economic arrangements among the partners. Subject to the possible exception for certain conventions to be used by the Trust as discussed below, it is expected that allocations pursuant to the Trust Agreement should be considered as having substantial economic effect or being in accordance with Shareholders’ interests in the Trust.

Section 754 election.    The Trust intends to make the election permitted by section 754 of the Code, which election is irrevocable without the consent of the IRS. The effect of this election is that when a secondary market sale of Shares occurs, the Trust adjusts the purchaser’s proportionate share of the tax basis of the Trust’s assets to fair market value, as reflected in the price paid for the Shares, as if the purchaser had directly acquired an interest in the Trust’s assets. The section 754 election is intended to eliminate disparities between a partner’s basis in its partnership interest and its share of the tax basis of the partnership’s assets, so that the partner’s allocable share of taxable gain or loss on a disposition of an asset will correspond to its share of the appreciation or depreciation in the value of the asset since such partner acquired its interest. Depending on the price paid for Shares and the tax basis of the Trust’s assets at the time of the purchase, the effect of the section 754 election on a purchaser of Shares may be favorable or unfavorable. In order to make the appropriate basis adjustments in a cost-effective manner, the Trust will use certain simplifying conventions and assumptions. In particular, the Trust will obtain information regarding secondary market transactions in its Shares and use this information to adjust the Shareholders’ indirect basis in the Trust’s assets. It is possible the IRS could successfully assert that the conventions and assumptions applied are improper and require different basis adjustments to be made, which could adversely affect some Shareholders.

In-kind creation and redemption transactions. The contribution of, or distribution of, appreciated or depreciated property to or by the Trust in connection with an in-kind creation or redemption may result in additional U.S. Federal income tax considerations. Such considerations include, but are not limited to, whether gain or loss is recognized with respect to one or more of the Index Constituents as if such property were sold.

Limitations on Deductibility of Losses and Certain Expenses.    A number of different provisions of the Code may defer or disallow the deduction of losses or expenses allocated to Shareholders by the Trust, including but not limited to those described below.

A Shareholder’s deduction of its allocable share of any loss of the Trust is limited to the lesser of (1) the tax basis in such Shareholder´s Shares or (2) in the case of a Shareholder that is an individual or a closely held corporation, the amount which the Shareholder is considered to have “at risk” with respect to the Trust’s activities. In general, the amount at risk initially will be a Shareholder’s invested capital. Losses in excess of the amount at risk must be deferred until years in which the Trust generates additional taxable income against which to offset such carryover losses or until additional capital is placed at risk.

Individuals and other non-corporate taxpayers are permitted to deduct capital losses only to the extent of their capital gains for the taxable year plus $3,000 of other income. Unused capital losses can be carried forward and used in future years, subject to these same limitations. Corporate taxpayers generally may deduct capital losses only to the extent of capital gains, subject to special carryback and carryforward rules.

~~The deduction for expenses incurred by non-corporate taxpayers constituting~~ Expenses classified for federal income tax purposes as “miscellaneous itemized deductions,” generally including investment-related expenses (other than interest and certain other specified expenses), ~~is suspended for taxable years beginning before January 1, 2026. During these taxable years,~~are not deductible for non-corporate taxpayers ~~will not be able to deduct miscellaneous itemized deductions. Provided the suspension is not extended, for taxable years beginning on or after January 1, 2026, miscellaneous itemized deductions are deductible only to the extent they exceed 2% of the taxpayer’s adjusted gross income for the year~~. Although the matter is not free from doubt, we believe management fees the Trust pays to the Sponsor and other expenses of the Trust will constitute ~~investment-related expenses subject to this~~ non-deductible miscellaneous itemized ~~deduction limitation~~ deductions rather than expenses incurred in connection with a trade or business and will report these expenses consistent with that interpretation. ~~For taxable years beginning on or after January 1, 2026, the Code imposes additional limitations on the amount of certain itemized deductions allowable to individuals with adjusted gross income in excess of certain amounts by reducing the otherwise allowable portion of such deductions by an amount equal to the lesser of:~~

~~●        3% of the individual’s adjusted gross income in excess of certain threshold amounts; or~~

~~●        80% of the amount of certain itemized deductions otherwise allowable for the taxable year.~~

Non-corporate Shareholders generally may deduct “investment interest expense” only to the extent of their “net investment income.” Investment interest expense of a Shareholder will generally include any interest expense accrued by the Trust and any interest paid or accrued on direct borrowings by a Shareholder to purchase or carry its Shares, such as interest with respect to a margin account. Net investment income generally includes gross income from property held for investment (including “portfolio income” under the passive loss rules but not, absent an election, long-term capital gains or certain qualifying dividend income) less deductible expenses other than interest directly connected with the production of investment income.

~~If the Trust incurs indebtedness that is treated as allocable to a trade or business, the Trust’s ability to deduct interest on such indebtedness allocable is limited to an amount equal to the sum of (1) the Trust’s business interest income during the year and (2) 30% of the Trust’s adjusted taxable income for such taxable year. If the Trust is not entitled to fully deduct its business interest in any taxable year, such excess business interest expense will be allocated to each Shareholder as excess business interest and can be carried forward by the Shareholder to successive taxable years and used to offset any excess taxable income allocated by the Trust to such Shareholder. Any excess business interest expense allocated to a Shareholder will reduce such Shareholder’s basis in its Shares in the year of the allocation even if the expense does not give rise to a deduction to the Shareholder in that year. Immediately prior to a Shareholder’s disposition of its Shares, the Shareholder’s basis will be increased by the amount by which such basis reduction exceeds the excess interest expense that has been deducted by such Shareholder.~~

~~To the extent that the Trust allocates losses or expenses to you that must be deferred or are disallowed as a result of these or other limitations in the Code, you may be taxed on income in excess of your economic income or distributions (if any) on your Shares. As one example, you could be allocated and required to pay tax on your share of interest income accrued by the Trust for a particular taxable year, and in the same year be allocated a share of a capital loss that you cannot deduct currently because you have insufficient capital gains against which to offset the loss. As another example, you could be allocated and required to pay tax on your share of interest income and capital gain for a year but be unable to deduct some or all of your share of management fees and/or margin account interest incurred by you with respect to your Shares. Shareholders are urged to consult their own tax advisor regarding the effect of limitations under the Code on their ability to deduct their allocable share of the Trust’s losses and expenses.~~

Non-U.S. Shareholders

Generally, non-U.S. persons who derive U.S. source income or gain from investing or engaging in a U.S. business are taxable on two categories of income. The first category consists of amounts that are fixed or determinable, annual or periodic income, such as interest, dividends and rent that are not connected with the operation of a U.S. trade or business (“FDAP”). The second category is income that is effectively connected with the conduct of a U.S. trade or business (“ECI”). FDAP income ~~(other than interest that is considered “portfolio interest;” as discussed below)~~ is generally subject to a 30% withholding tax, which may be reduced for certain categories of income by a treaty between the U.S. and the recipient’s country of residence. In contrast, ECI is generally subject to U.S. tax on a net basis at graduated rates upon the filing of a U.S. tax return. Where a non-U.S. person has ECI as a result of an investment in a partnership, the ECI is currently subject to a withholding tax at a rate of 37% for individual Shareholders and a rate of 21% for corporate Shareholders. The tax withholding on ECI, which is the highest tax rate under Code section 1 for non-corporate Non-U.S. Shareholders and Code section 11(b) for corporate Non-U.S. Shareholders, may increase in future tax years if tax rates increase from their current levels.

~~To the extent any interest income allocated to a Non-U.S. Shareholder that otherwise constitutes FDAP is considered “portfolio interest,” neither the allocation of such interest income to the Non-U.S. Shareholder nor a subsequent distribution of such interest income to the Non-U.S. Shareholder will be subject to withholding, provided that the Non-U.S. Shareholder is not otherwise engaged in a trade or business in the U.S. and provides the Trust with a timely and properly completed and executed IRS Form W-8BEN or other applicable form. In general, portfolio interest is interest paid on debt obligations issued in registered form, unless the recipient owns 10% or more of the voting power of the issuer. A Non-U.S. Shareholder’s allocable share of interest on U.S. bank deposits, certificates of deposit and discount obligations with maturities from original issue of 183 days or less should also not be subject to withholding. Generally, other interest from U.S. sources paid to the Trust and allocable to Non-U.S. Shareholders will be subject to withholding.In order for the Trust to avoid withholding on any interest income allocable to Non-U.S. Shareholders that would qualify as portfolio interest, it will be necessary for all Non-U.S. Shareholders to provide the Trust with a timely and properly completed and executed Form W-8BEN (or other applicable form).~~

Gain from Sale of Shares. Gain from the sale or exchange of Shares may be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year. In such case, the nonresident alien individual may be subject to a 30% withholding tax on the amount of such individual’s gain. As discussed above, Non-U.S. Shareholders would also be subject to a 10% withholding tax on the consideration payable upon a sale or exchange of such Non-U.S. Shareholder’s Shares unless an exception to withholding applies.

GLOSSARY

Crypto Custodians: Coinbase Custody Trust Company, LLC, ~~and~~ BitGo Trust Company, Inc and Fidelity Digital Asset Services, LLC.